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FOR IMMEDIATE RELEASE


Contact:     Centennial Cellular Corp.
             Scott N. Schneider
             Chief Financial Officer
             (203) 972-2000



                  CENTENNIAL CELLULAR CORP. ANNOUNCES AMENDMENT
                 TO MERGER AGREEMENT AND RECEIVES FCC APPROVALS

                  New Canaan, CT, November 30, 1998. Centennial Cellular Corp. (the "Company") (Nasdaq: CYCL-news), a leading independent cellular provider, and Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS") and certain of its affiliates jointly announced today the signing of an Amendment to the Agreement and Plan of Merger, dated as of July 2, 1998, between the Company and CCW Acquisition Corp., a Delaware corporation organized at the direction of WCAS. Pursuant to the Amendment, the cash consideration to be received by stockholders of the Company, including the cash consideration to be received by preferred stockholders on an as-converted basis, will be $41.50 per share rather than $43.50 per share, representing a reduction of approximately $60 million in the cash consideration to be received by shareholders, or less than 5% of the total cash consideration. Under the terms of the Merger Agreement, as amended, the common stockholders of the Company will still receive 7.1% of the outstanding common stock of the surviving corporation after the proposed merger of the Company with Acquisition.

                  In connection with the Amendment, Merrill Lynch Capital Corporation, as lead arranger, together with Nationsbank, N.A., as co-arranger and administrative agent, The Chase Manhattan Bank, as co-arranger and documentation agent, and Morgan Stanley Senior Funding, Inc., as senior managing agent, and Acquisition executed new commitment letters dated as of November 29, 1998, under which such financial institutions or their affiliates have committed to provide up to $1.05 billion of senior credit facilities and to underwrite an offering of not less than $310.0 million (plus an interest escrow) of senior subordinated notes. The new commitment letters are no longer subject to any material adverse change in relevant capital markets and are not conditioned upon the syndication of such financial institutions' commitments.

                  In connection with the reduction in the cash consideration, WCAS and certain of its affiliates, certain affiliates of Blackstone Capital Partners III Merchant Banking Fund L.P., an affiliate of The Blackstone Group, L.P., and certain other investors have agreed to increase their equity investment from $350 million to $400 million. WCAS Capital Partners III, L.P., an affiliate of WCAS, has also agreed to increase the aggregate amount of unsecured subordinated notes of the Company which it will purchase, together with common shares of the Company, from $150.0 million to

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$180.0 million.  Collectively,  the WCAS  Affiliates and other equity  investors will acquire 92.9% of the shares of Centennial.

                 The Merger remains subject to certain conditions, including the effectiveness of the Information Statement/Registration Statement and consummation of the revised financing or alternative financing no less favorable to Acquisition.

                  In addition, the Company announced today that Federal Communications Commission approval of all material applications for the transfer of control of the Company to the equity investors has become final. As previously announced, on October 9, 1998, the FCC approved the last of the applications requesting the FCC's consent to the transfer of control of the Company's cellular, PCS, paging and microwave licenses from the Company to the equity investors that are material to the Merger.

                  Any offering of securities in connection with the merger will be made only by means of a prospectus.